UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported):  March 8, 2013

THERAVANCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30319	94-3265960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

901 Gateway Boulevard
South San Francisco, California 94080
(650) 808-6000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On March 8, 2013 Theravance, Inc. and Clinigen Group plc entered into an exclusive commercialization agreement in the European Union (EU) and certain other countries located in Europe for VIBATIV® (telavancin) for the treatment of nosocomial pneumonia (hospital-acquired), including ventilator-associated pneumonia, known or suspected to be caused by methicillin resistant Staphylococcus aureus (MRSA) when other alternatives are not suitable.  Under the terms of the agreement, Theravance has granted Clinigen exclusive commercialization rights to VIBATIV® in the EU and certain other European countries (including Switzerland and Norway).  In exchange, Theravance will receive a $5 million upfront payment from Clinigen and is entitled to receive tiered royalties on net sales of VIBATIV®, ranging from 20% to 30%.  Theravance is responsible, either directly or through Theravance’s vendors or contractors, for supplying at Clinigen’s expense both drug substance and finished drug product for Clinigen’s commercialization activities.  The agreement has a term of at least 15 years, with an option to extend exercisable by Clinigen.  However, Clinigen may terminate the agreement any time after it has initiated commercialization upon 12 months’ advance notice.

Item 8.01 Other Events.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 8.01 of this Current Report on Form 8-K.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERAVANCE, INC.

Date: March 11, 2013	By:	/s/ Michael W. Aguiar
Michael W. Aguiar
Chief Financial Officer

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